Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES SECOND QUARTER 2012 RESULTS

BOCA RATON, Fla., August 7, 2012 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, today announced results for the fiscal quarter ending June 30, 2012.

SECOND QUARTER RESULTS 1

Total Company sales for the second quarter of 2012 were approximately $2.5 billion, down 7% compared to the second quarter of 2011. On a constant currency basis, second quarter 2012 sales were down approximately 5% versus prior year.

The Company reported a net loss, after preferred stock dividends, of $64 million or $0.23 per diluted share in the second quarter of 2012, compared to a net loss, after preferred stock dividends, of $29 million or $0.11 per share in the second quarter of 2011.

•

Second quarter 2012 results included approximately $9 million of charges primarily related to restructuring activities and actions to improve future operating performance, and approximately $24 million related to a non-cash asset impairment charge.

•

Excluding the charges (after tax) and a $16 million tax benefit associated with a U.S. Internal Revenue Service ruling, the second quarter 2012 net loss, after preferred stock dividends, would have been approximately $40 million or $0.14 per share.

•

Second quarter 2011 results included approximately $20 million of charges primarily related to restructuring activities and other costs intended to improve efficiency and benefit operations in future periods. Excluding these charges (after tax), the net loss, after preferred stock dividends, would have been $17 million or $0.06 per share in the second quarter of 2011.

“Although the second quarter was challenging from both a revenue perspective and a year-over-year results comparison due to significant non-recurring benefits in 2011, we continued to execute our key initiatives and increased gross margin for the fifth consecutive quarter,” said Neil Austrian, Chairman and Chief Executive Officer of Office Depot. “I’m pleased that the North American Business Solutions Division delivered a solid operating performance again this quarter.”

[1]

Includes non-GAAP information. Second quarter 2011 and 2012 results include charges for restructuring actions and activities to improve future operating performance. The second quarter of 2012 also included a $16 million tax benefit associated with a U.S. Internal Revenue Service ruling and a $24 million non-cash asset impairment charge. Additional information is provided in our Form 10-Q for the fiscal quarter ending June 30, 2012. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as in the Investor Relations section of our corporate web site, www.officedepot.com, under the category Financial Information.

Excluding charges, total company gross profit margin increased approximately 40 basis points in the second quarter of 2012 compared to the prior year period, with increases recognized in all three divisions.

Total Company operating expenses decreased by $6 million in the second quarter of 2012 compared to the prior year period. Total Company operating expenses in the second quarter of 2012, when adjusted for charges, would have decreased by $18 million versus the prior year period.

Earnings, before interest and taxes (EBIT), adjusted for charges, were a loss of $22 million in the second quarter of 2012, compared to EBIT, adjusted for charges, of $11 million in the prior year period.

The effective tax rate for the second quarter of 2012 was 20% compared to 27% for the same period in 2011. The second quarter 2012 rate includes a $16 million accrued benefit based on a ruling from the U.S. Internal Revenue Service allowing the Company to carry back certain accounting method changes to the 2009 tax year.

The Company ended the second quarter of 2012 with a use of free cash flow of $66 million, a $19 million decrease in usage from the prior year period.

SECOND QUARTER DIVISION RESULTS

North American Retail Division

The North American Retail Division reported second quarter 2012 sales of approximately $994 million, a decrease of 8% compared to the prior year. The decline in total sales reflects a decrease of approximately 200 basis points related to the closing of stores in Canada last year and additional closures in the U.S. since the second quarter of 2011, and another 200 basis point decrease from the calendar shift impacts in 2012 because 2011 was a 53 week fiscal period.

Comparable store sales in the 1,094 stores that have been open for more than one year, and aligned to match the same selling weeks, decreased 4% for the second quarter of 2012, a sequential improvement from the 6% decline in the first quarter of 2012. The decline in comparable sales of computers and related products largely explains the Division’s overall comparable sales decline for the second quarter of this year. Customers switching from laptop computers to tablets contributed to lower sales but improved product margins. Sales in Copy and Print Depot, office furniture and seating increased. Sales in the supplies category were flat, while sales of ink and toner increased slightly. Average order value was slightly negative in the second quarter and customer transaction counts declined approximately 3% compared to the same period last year.

The North American Retail Division reported an adjusted operating profit, excluding the store asset impairment charge of approximately $24 million, of $2 million in the second quarter of 2012, compared to an adjusted operating profit of $15 million in the same period last year, excluding approximately $12 million of charges related to store closures in Canada. This decline primarily reflects the negative flow-through effect of lower sales, promotional activity, the clearance of inventory in advance of receiving new products, and the absence in 2012 of benefits recognized in 2011 from removing recourse provisions in a private label credit card program. These factors were partially offset by a year-over-year gross margin improvement of approximately 80 basis points, lower payroll and general and administrative costs.

At the end of the second quarter of 2012, Office Depot operated 1,117 stores in the U.S. and Puerto Rico. The Division opened no new stores and closed six during the second quarter of 2012.

North American Business Solutions Division

The North American Business Solutions Division reported second quarter 2012 sales of approximately $796 million, a 1% decrease compared to the prior year.

Sales in the direct channel were essentially flat, compared to the same period in 2011. Sales in the contract channel decreased 1% but were essentially flat after considering a customer incentive change that positively impacted results last year. Contract channel sales to large accounts increased, while sales to public sector customers declined in the second quarter, reflecting their continued budgetary pressures. Sales to small- to medium-sized business customers increased slightly in the second quarter. By product category, sales increased in furniture, Copy and Print Depot, printers, promotional products, and cleaning and break room supplies, while total sales of office supplies were relatively flat compared to the second quarter of the prior year.

The North American Business Solutions Division reported operating profit of approximately $40 million in the second quarter of 2012 compared to $45 million in the second quarter of 2011. The unfavorable comparison to the prior year is impacted by approximately $10 million of benefits in 2011 that were identified as not likely to recur. Excluding that comparative impact, operating profit in 2012 benefited from approximately 60 basis points of higher gross margin and lower supply chain costs, partially offset by higher payroll costs to support the sales organization and a legal accrual.

International Division

The International Division reported second quarter 2012 sales of $717 million, a decrease of 13% in U.S. dollars and a decrease of 6% in constant currency compared to the prior year. The second quarter of 2012 included fewer working days compared to the same period last year which contributed to the decline in sales in constant currency.

The European contract channel sales in constant currency decreased 2% overall with growth in the U.K. and Germany being offset by lower sales in other European countries. Contract channel sales in Asia increased versus the prior year. Second quarter 2012 sales in the direct channel were lower across the Division. This negative trend in direct sales continues to be an area of focus for the company with additional resources allocated to efforts to acquire and retain customers. The retail channel sales decreased in Europe and increased in Asia compared to the second quarter of 2011.

The International Division operating profit for the second quarter of 2012 was approximately $10 million, compared to $13 million in the same period of 2011. Included in these measures of Division operating profit are approximately $3 million of charges in 2012 and $6 million in the same period in 2011, primarily related to severance costs for restructuring activities in several European locations. These activities are intended to consolidate and streamline future operations. Excluding the charges in both periods, the remaining decrease in Division operating profit reflects the negative flow-through impact of lower sales, partially offset by reduced operating costs resulting from prior functional staff consolidation and restructuring activity.

The movement in exchange rates had a minimal impact on International Division operating profit in the second quarter of 2012 compared to the same period in 2011.

Other

Office Depot’s Latin American joint venture, Office Depot de Mexico, reported second quarter 2012 sales of $260 million, a decrease of 4% in U.S. dollars but an increase of 11% in constant currency versus the prior year. The joint venture added two stores during the second quarter for a total of 252 stores and distribution facilities in Mexico, Central America and Colombia. Second quarter 2012 net income was approximately $10 million with 50% of that amount included in Office Depot’s miscellaneous income. Reported earnings in U.S. dollars for the second quarter of 2012 reflect negative foreign currency translation impacts as well as additional costs incurred associated with store expansion.

Other Matters

At the end of the second quarter of 2012, the Company had $423 million in cash and cash equivalents on hand and availability under the Amended and Restated Credit Agreement of $729 million, for a total of $1.2 billion in available liquidity. Additionally, the Company has approximately $50 million available under an accounts receivable factoring agreement in Europe that is available but has not been used.

Additional information on the Company’s second quarter results can be found in our Form 10-Q filed with the Securities and Exchange Commission on August 7, 2012. Additional information on the Company’s second quarter results can also be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be found in the Investor Relations section of our corporate website, www.officedepot.com, under the category Financial Information.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 9:00 a.m. (Eastern Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-0278 for further information.

About Office Depot

Office Depot provides office supplies and services through 1,680 worldwide retail stores, a field sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.5 billion, employs about 39,000 associates and serves customers in 60 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended, (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,	June 25,
	2012	2011	2011
Assets
Current assets:
Cash and cash equivalents	$422,679	$570,681	$374,155
Receivables, net	809,353	862,831	954,264
Inventories	1,122,007	1,146,974	1,253,231
Prepaid expenses and other current assets	154,171	163,646	174,217

Total current assets	2,508,210	2,744,132	2,755,867
Property and equipment, net	971,930	1,067,040	1,119,505
Goodwill	61,683	61,899	64,448
Other intangible assets	32,169	35,223	39,569
Deferred income taxes	41,689	47,791	42,669
Other assets	341,631	294,899	312,966

Total assets	$3,957,312	$4,250,984	$4,335,024

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$906,103	$993,636	$950,108
Accrued expenses and other current liabilities	875,005	1,010,011	1,046,185
Income taxes payable	7,698	7,389	5,825
Short-term borrowings and current maturities of long-term debt	35,527	36,401	79,987

Total current liabilities	1,824,333	2,047,437	2,082,105
Deferred income taxes and other long-term liabilities	391,056	452,313	543,511
Long-term debt, net of current maturities	639,028	648,313	652,692

Total liabilities	2,854,417	3,148,063	3,278,308

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $396,851 in June 2012, $377,729 in December 2011, and $368,516 in June 2011)	378,751	363,636	355,979

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:	2,911	2,864	2,860
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 291,075,840 in June 2012, 286,430,567 in December 2011 and 285,951,029 in June 2011
Additional paid-in capital	1,131,044	1,138,542	1,148,979
Accumulated other comprehensive income	194,829	194,522	266,723
Accumulated deficit	(547,007)	(539,124)	(660,346)
Treasury stock, at cost – 5,915,268 shares in June 2012 and December and June 2011	(57,733)	(57,733)	(57,733)

Total Office Depot, Inc. stockholders’ equity	724,044	739,071	700,483
Noncontrolling interests	100	214	254

Total equity	724,144	739,285	700,737

Total liabilities and equity	$3,957,312	$4,250,984	$4,335,024

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 30,	June 25,	June 30,	June 25,
	2012	2011	2012	2011
Sales	$2,507,150	$2,710,141	$5,379,959	$5,683,101
Cost of goods sold and occupancy costs	1,761,086	1,916,089	3,750,721	4,010,861

Gross profit	746,064	794,052	1,629,238	1,672,240

Store and warehouse operating and selling expenses	613,537	646,663	1,291,547	1,339,880
Recovery of purchase price	—	—	(68,314)	—
Fixed asset impairment	23,861	—	41,755	669
General and administrative expenses	167,313	163,500	345,207	329,326

Operating profit (loss)	(58,647)	(16,111)	19,043	2,365

Other income (expense):
Interest income	955	242	1,322	841
Interest expense	(17,703)	(18,831)	(32,181)	(36,818)
Loss on extinguishment of debt	(41)	—	(12,110)	—
Miscellaneous income, net	3,967	6,988	12,946	14,333

Loss before income taxes	(71,469)	(27,712)	(10,980)	(19,279)

Income tax expense (benefit)	(14,082)	(7,596)	(3,092)	6,227

Net loss	(57,387)	(20,116)	(7,888)	(25,506)

Less: Net earnings (loss) attributable to the noncontrolling interests	(5)	(2)	(9)	22

Net loss attributable to Office Depot, Inc.	(57,382)	(20,114)	(7,879)	(25,528)

Preferred stock dividends	6,899	9,213	15,115	18,426

Net loss available to common stockholders	$(64,281)	$(29,327)	$(22,994)	$(43,954)

Net loss per share:
Basic	$(0.23)	$(0.11)	$(0.08)	$(0.16)
Diluted	$(0.23)	$(0.11)	$(0.08)	$(0.16)

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	26 Weeks Ended
	June 30,	June 25,
	2012	2011
Cash flows from operating activities:
Net loss	$(7,888)	$(25,506)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	101,622	104,111
Charges for losses on inventories and receivables	32,850	29,326
Loss on extinguishment of debt	13,377	—
Recovery of purchase price	(58,049)	—
Pension plan funding	(58,030)	—
Fixed asset impairment	41,755	669
Changes in working capital and other	(197,478)	(256,598)

Net cash used in operating activities	(131,841)	(147,998)

Cash flows from investing activities:
Capital expenditures	(62,471)	(60,429)
Acquisition, net of cash acquired	—	(72,667)
Recovery of purchase price	49,841	—
Release of restricted cash	8,570	46,509
Proceeds from assets sold and other	20,624	7,615

Net cash provided by (used in) investing activities	16,564	(78,972)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,130	623
Share transactions under employee related plans	(208)	(650)
Preferred stock dividends	—	(18,426)
Payment for noncontrolling interests	(551)	(1,262)
Loss on extinguishment of debt	(13,377)	—
Debt related fees	(7,867)	(9,945)
Debt retirement	(250,000)	—
Debt issuance	250,000	—
Net payments on other long- and short-term borrowings	(11,198)	(9,333)

Net cash used in financing activities	(32,071)	(38,993)

Effect of exchange rate changes on cash and cash equivalents	(654)	12,640

Net decrease in cash and cash equivalents	(148,002)	(253,323)
Cash and cash equivalents at beginning of period	570,681	627,478

Cash and cash equivalents at end of period	$422,679	$374,155

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are beyond our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables.

($ in millions, except per share amounts)

Q2 2012	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$746.1	29.8%	$—	$746.1	29.8%
Operating expenses	$804.7	32.1%	$(32.5)	$772.2	30.8%
Operating profit (loss)	$(58.6)	(2.3)%	$32.5	$(26.1)	(1.0)%
Income (loss) available to common shareholders	$(64.3)	(2.6)%	$24.2	$(40.1)	(1.6)%

Diluted earnings (loss) per share	$(0.23)		$0.09	$(0.14)

Q2 2011	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$794.1	29.3%	$0.5	$794.6	29.3%
Operating expenses	$810.2	29.9%	$(19.6)	$790.6	29.2%
Operating profit (loss)	$(16.1)	(0.6)%	$20.1	$4.0	0.1%
Income (loss) available to common shareholders	$(29.3)	(1.1)%	$12.8	$(16.5)	(0.6)%

Diluted earnings (loss) per share	$(0.11)		$0.05	$(0.06)

YTD 2012	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$1,629.3	30.3%	$—	$1,629.3	30.3%
Operating expenses	$1,610.3	29.9%	$(10.7)	$1,599.6	29.7%
Operating profit	$19.0	0.4%	$10.7	$29.7	0.6%
Income (loss) available to common shareholders	$(23.0)	(0.4)%	$12.5	$(10.5)	(0.2)%

Diluted earnings (loss) per share	$(0.08)		$0.04	$(0.04)

YTD 2011	GAAP	% of Sales	Charges	Non-GAAP	% of Sales
Gross profit	$1,672.2	29.4%	$0.5	$1,672.7	29.4%
Operating expenses	$1,669.8	29.4%	$(27.9)	$1,641.9	28.9%
Operating profit (loss)	$2.4	—%	$28.4	$30.8	0.5%
Income (loss) available to common shareholders	$(43.9)	(0.8)%	$27.7	$(16.2)	(0.3)%

Diluted earnings (loss) per share	$(0.16)		$0.10	$(0.06)

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations (Continued)

	Q2 2012	Q2 2011
Cash Flow Summary
Net cash used in operating activities	$(38.5)	$(53.4)
Net cash used in investing activities	(17.2)	(28.4)
Net cash used in financing activities	(5.5)	(39.6)
Effect of exchange rate changes on cash and cash equivalents	(4.9)	1.4

Net decrease in cash and cash equivalents	$(66.1)	$(120.0)

Free Cash Flow
Net cash used in operating activities	$(38.5)	$(53.4)
Less: Capital expenditures	27.9	31.8

Free Cash Flow	$(66.4)	$(85.2)

Cash Flow Before Financing Activities
Net decrease in cash and cash equivalents	$(66.1)	$(120.0)
Less: Net cash used in financing activities	(5.5)	(39.6)

Cash Flow Before Financing Activities	$(60.6)	$(80.4)

	YTD 2012	YTD 2011
Cash Flow Summary
Net cash used in operating activities	$(131.8)	$(148.0)
Net cash provided by (used in) investing activities	16.6	(78.9)
Net cash used in financing activities	(32.1)	(39.0)
Effect of exchange rate changes on cash and cash equivalents	(0.7)	12.6

Net decrease in cash and cash equivalents	$(148.0)	$(253.3)

Free Cash Flow
Net cash used in operating activities	$(131.8)	$(148.0)
Less: Capital expenditures	62.5	60.4

Free Cash Flow	$(194.3)	$(208.4)

Cash Flow Before Financing Activities
Net decrease in cash and cash equivalents	$(148.0)	$(253.3)
Less: Net cash used in financing activities	(32.1)	(39.0)

Cash Flow Before Financing Activities	$(115.9)	$(214.3)

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

OFFICE DEPOT, INC.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	Second Quarter		First Half
(Dollars in millions)	2012	2011	2012	2011
Sales	$993.9	$1,080.1	$2,213.4	$2,400.7
% change	(8)%	(2)%	(8)%	(2)%

Division operating profit (loss)	$(21.6)	$3.0	$22.8	$61.0
% of sales	(2.2)%	0.3%	1.0%	2.5%

North American Business Solutions Division

	Second Quarter		First Half
(Dollars in millions)	2012	2011	2012	2011
Sales	$796.4	$803.3	$1,624.1	$1,609.6
% change	(1)%	(2)%	1%	(3)%

Division operating profit	$40.5	$45.0	$83.0	$61.2
% of sales	5.1%	5.6%	5.1%	3.8%

International Division

	Second Quarter		First Half
(Dollars in millions)	2012	2011	2012	2011
Sales	$716.9	$826.7	$1,542.4	$1,672.8
% change	(13)%	6%	(8)%	—%
% change in constant currency	(6)%	(5)%	(3)%	(5)%

Division operating profit	$9.7	$13.1	$24.9	$40.4
% of sales	1.4%	1.6%	1.6%	2.4%

OFFICE DEPOT, INC.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended		26 Weeks Ended
	June 30, 2012	June 25, 2011	June 30, 2012	June 25, 2011
Store Statistics

United States and Canada:
Store count:

Stores opened	—	4	1	5
Stores closed	6	14	27	21
Stores relocated	3	4	8	6
Total U.S. and Canada stores	1,117	1,131	1,117	1,131

North American Retail Division square footage:	26,218,055	27,132,220
Average square footage per NAR store	23,472	23,990
International Division company-owned:
Store count:
Stores opened	2	1	3	3
Stores closed	—	6	—	7
Stores acquired	—	—	—	40
Total International company-owned stores	134	133	134	133